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                                                                    Exhibit 99.3

N E W S R E L E A S E                               [CORRPRO COMPANIES INC LOGO]

COMPANY CONTACT                      SM BERGER & COMPANY
---------------                      -------------------
Joseph W. Rog                        Stanley M. Berger
Chairman, CEO and President          (216) 464-6400
(330) 723-5082                                            WORLD HEADQUARTERS
                                                          1090 Enterprise Drive
                                                          Medina, OH 44256
                                                          Phone (330) 723-5082
                                                          Fax (330) 723-0694
                                                          www.corrpro.com




FOR IMMEDIATE RELEASE

          CORRPRO EXTENDS FILING DEADLINE OF MARCH 31, 2002 FORM 10-K
                   AND COMMENTS ON CURRENT OPERATING RESULTS


MEDINA, OHIO, JULY 2, 2002 - Corrpro Companies, Inc. (AMEX:CO), the leading provider of corrosion protection engineering services, systems and equipment, today reported that it has filed a Notification of Late Filing with the Securities and Exchange Commission relating to its Form 10-K for the year ended March 31, 2002. Corrpro's Form 10-K would otherwise have been due on July 1, 2002.

"As previously announced, the preparation and audit of our financial statements have been delayed by the voluntary administration proceedings and ongoing investigation of Corrpro's Australian subsidiary," stated Chairman, President and CEO Joseph W. Rog. "We have experienced further delays due to the Australian investigation and need additional time to complete our Annual Report on Form 10-K. Therefore, we have filed for a 15-day extension. While we can provide no assurances, we anticipate filing our Annual Report on Form 10-K within the 15-day extension period."

Commenting on current fiscal year results, Mr. Rog continued: "Revenues for April and May 2002 met our expectations and operating income exceeded internal projections. While the anticipated lower revenues and unusual consulting costs are impacting the bottom line, we have achieved a gross margin improvement and reduced our operating expenses compared with the prior-year period."

With the assistance of strategic financial advisors, the Company has developed and is implementing plans for operational changes and debt reduction, which form the basis for ongoing discussions with its senior lenders concerning previously reported covenant violations and other alternatives for financing the business on an ongoing basis. There can be no assurance, however, that the Company will be able to complete negotiations or amendments to its existing loan agreements. If such loan agreements are not effectively amended so as to be reflected in the Company's fiscal 2002 financial statements, further adjustments, including potentially material non-cash charges to write down the value of certain assets, may be required.


Corrpro, headquartered in Medina, Ohio, with over 60 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements.


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The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements: the ultimate outcome of the Audit Committee's investigation of accounting irregularities; the ultimate outcome of the Australian Securities and Investment Commission's investigation of accounting irregularities; the results of the financial statement restatement process and the audit of any anticipated restatement of the Company's financial statements as a result of accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process; the Company's ability to extend, amend or refinance its existing debt, including the availability to the Company of external sources of financing and capital (the failure to receive such financing would have a material adverse effect on the Company's results of operations and financial condition) and the terms and timing thereof; the Company's mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the Company's ability to satisfy the listing requirements of the AMEX or any other national exchange on which its shares are or will be listed or otherwise provide a trading venue for its shares; and the impact of changing global political and economic conditions. Additional factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.